Contacts:	Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Reports Fourth Quarter Profits of $2.5 Million;
Checking Deposits up 35%, Total Loans increased 14% and Capital up 31%

Everett, WA – January 27, 2009 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported it earned $2.5 million, or $0.19 per diluted share, in the fourth quarter of 2008, compared to record earnings of $4.0 million, or $0.33 per diluted share in the fourth quarter a year ago.  Fourth quarter results include a $2.4 million loan loss provision compared to $500,000 for the same quarter last year.  This provision boosted the total allowance for loan losses to total loans ratio to 1.31%, in response to an increase in nonperforming loans and continued weakening in the local housing market.

“Cascade had strong operating growth in 2008, with pre-tax, pre-provision, pre-OTTI earnings up 8%.  Additionally, Cascade was profitable for the quarter and the full year of 2008 despite the Fed’s 175 basis point drop in the target Fed Funds rate during the fourth quarter and the increase in our nonperforming loans,” stated Carol K. Nelson, President and CEO.  “Operating results for the fourth quarter and the full year were below the record setting earnings from the respective periods a year ago due to additions to the provision for loan losses and the Other Than Temporary Impairment (OTTI) charge during the third quarter.  Despite the increase in the loan loss provision, Cascade is surviving the downturn in the economy better than many of our peers, which is evidenced by our nonperforming assets to total assets ratio.”

“We continue to take a conservative credit stance, and loans on nonaccrual status increased by $24.6 million during the quarter to $40.3 million.  The increase came primarily from two residential real estate builder/developer relationships,” added Nelson.  Nonperforming loans (NPLs) represented 3.20% of total loans at December 31, 2008, compared to 1.29% or $15.7 million at the end of the preceding quarter and $1.5 million at the end of 2007.

For 2008, net income was $2.1 million, or $0.15 per diluted share, compared to record earnings of $15.5 million, or $1.27 per diluted share, in 2007.  The loan loss provision for the year was $7.2 million versus $1.4 million in 2007.

CASCADE FINANCIAL CORPORATION ($ in 000's)	Year ended 12/31/08	Year ended 12/31/07	% Change
Pre-tax, pre-provision, pre-OTTI earnings	$26,229	$24,279	8%
Provision for loan losses	7,240	1,350	436%
OTTI	17,338	-	NM
(Benefit) provision for income tax	(439)	7,383	NM
Net profit after taxes	$2,090	$15,546	-87%

As previously reported, Cascade owns preferred shares issued by Fannie Mae ($10.2 million of original book value) and Freddie Mac ($8.4 million of original book value) with a combined original book value of approximately $18.6 million.  Following the placement of these two Government Sponsored Enterprises into Conservatorship and the decline in the market value of these securities, Cascade recorded a pre-tax OTTI charge of $17.3 million, resulting in a non-cash net charge of $11.3 million to third quarter 2008 earnings.  Excluding the OTTI charge, 2008 net income would have been $13.4 million, or $1.09 per diluted share.

“Solid loan growth and our demonstrated ability to expand our checking account balances indicates that our basic business remains strong. With the issuance of senior preferred stock to the U.S. Treasury in November, our capital position was fortified. We are well positioned to weather this challenging economic environment, and take advantage of some of the opportunities created by dislocations in the market,” said Nelson.

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Cascade Financial – 4Q08 Results
January 27, 2009

2008 Financial Highlights:  (compared to 2007)

•	Issued $39 million in preferred stock under the US Treasury Capital Purchase Program.

•	Risk Based Capital Ratio increased to 13.26%, Tier 1 Capital Ratio increased to 10.30%.

•	Net income was $2.1 million for the year.

•	Total loans increased 14% to $1.26 billion.

•	Total deposits grew 11% to $1.01 billion.

•	Checking account balances increased 35%.

•	Strong growth in new checking accounts resulted in 27% growth in checking fees.

•	Total assets increased 16% to $1.64 billion.

Loan Portfolio

Compared to a year ago, total loans increased 14% to $1.26 billion at December 31, 2008, from $1.11 billion at December 31, 2007. Cascade has not engaged in the practice of subprime residential lending and the loan portfolio does not contain any such loans.

“The issuance of preferred shares has enabled Cascade to increase its lending,” said Lars Johnson, Chief Financial Officer.  “We grew loans by $45.2 million for the quarter ended December 31, 2008 from September 30, 2008, or 16% on an annualized basis. This compared to net loan growth of $18.2 million in third quarter 2008.  The largest growth has been in single family mortgages.”

Construction loans outstanding grew 6% to $407 million at December 31, 2008, compared to $382 million a year ago.  Business loans increased 4% over the same period to $485 million.  Commercial real estate loans increased 2% to $123 million.  Permanent multifamily loans increased substantially from year ago levels to $86.9 million, partly as a result of the reclassifications from multifamily construction as projects were completed and met rental goals.  Home equity and consumer loans increased 11% to $30.8 million, while residential loans grew 28% to $126 million.

The following table shows loans in each category:  (12/31/08 compared to 9/30/08 and 12/31/07)

LOANS ($ in 000's)	December 31, 2008	September 30, 2008	December 31, 2007	One Year Change
Business	$485,060	$473,213	$468,453	4%
R/E Construction	406,505	403,569	381,810	6%
Commercial R/E	122,951	119,787	120,421	2%
Multifamily	86,864	74,535	11,397	662%
Home equity/consumer	30,772	29,659	27,688	11%
Residential	126,089	112,283	98,384	28%
Total loans	$1,258,241	$1,213,046	$1,108,153	14%

Credit Quality

“The Puget Sound housing market remains weak and continues to present challenges,” said Robert Disotell, Chief Credit Officer.  “We continuously monitor the credit quality of loans in the portfolio and believe the additions to our nonperforming loan totals are prudent.  We believe the risk management practices we have in place help us to act quickly in the early identification of deteriorating credits.”

Nonperforming loans (NPLs) increased during the quarter to $40.3 million, which represented 3.20% of total loans at December 31, 2008, compared to 1.29% three months earlier.  NPLs were $15.7 million at the end of the preceding quarter and $1.5 million at the end of December 2007.

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Cascade Financial – 4Q08 Results
January 27, 2009

The following table shows nonperforming loans in each category: (12/31/08 compared to 9/30/08 and 12/31/07)

NONPERFORMING LOANS ($ in 000's)	Dec. 31, 2008	# of relationships	Sept. 30, 2008	# of relationships	Dec. 31, 2007	# of relationships
Construction	$38,972	6	$15,195	4	$-	-
Business	1,149	2	288	1	1,522	4
Residential	155	1	155	1	-	-
Consumer	2	1	59	1	1	1
Total nonperforming loans	$40,278	10	$15,697	7	$1,523	5

“We continue to build our allowance for loan losses with a provision expense of $2.4 million during the fourth quarter compared to net charge-offs (NCOs) of $506,000, and added $7.2 million to the allowance for loan losses for the year versus NCOs of $2.5 million in 2008,” added Disotell.  Net charge-offs were $43,000 in the previous quarter and $99,000 in the fourth quarter a year ago.

During the fourth quarter, $4.4 million was transferred to Real Estate Owned (REO) and sold resulting in no additional net charge-offs.  As of December 31, 2008, REO was $1.4 million, which was unchanged from September 30, 2008.

Nonperforming assets were 2.55% of total assets at December 31, 2008, compared to 1.10% at the end of the preceding quarter, and 0.11% a year ago.  This compares to a ratio of 3.16% for all Washington State Commercial Banks at September 30, 2008 (the most current data published).  The total allowance for loan losses, which includes a $93,000 allowance for off-balance sheet loan commitments, totaled $16.5 million at quarter-end, equal to 1.31% of total loans compared to 1.21% at September 30, 2008, and 1.06% as of December 31, 2007.

Loans delinquent 31-90 days totaled $9.0 million, or 0.73% of total loans at December 31, 2008, compared to $171,000, or 0.01% of total loans at September 30, 2008 and $544,000, or 0.05% of total loans at December 31, 2007.  This compares to a ratio of 2.10% for all Washington State Commercial Banks at September 30, 2008, (the most current data published).  All loans over 90 days delinquent are on non-accrual status.  The increase in the level of delinquencies was primarily attributed to one real estate construction lending relationship totaling $5.5 million and one commercial real estate loan in the amount of $1.9 million.

Capital Management

On November 24, 2008, Cascade completed its $39 million capital raise as a participant in the U.S. Treasury Department’s Capital Purchase Program.  Under the terms of the transaction the company issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 863,442 shares of the company’s common stock at an exercise price of $6.77 per share.

“The additional capital infusion enabled us to provide increased credit to businesses and consumers in our market area,” said Nelson.  “As the industry undergoes change, we expect there will be increased opportunities.  This additional capital also adds flexibility when considering strategic opportunities that meet our disciplined criteria.”

Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 10.30% and Risk Based Capital of 13.26% as of December 31, 2008.  Book value per common share was $10.23 at year-end compared to $10.15 a year ago.  Tangible book value was $8.15 per common share at year-end, compared to $8.06 a year ago.

In October 2008, Cascade announced a 50% reduction in its fourth quarter cash dividend to $0.045 per common share. “The decision to conserve capital through a reduction in the dividend is in the best long-term interest of our shareholders and will help ensure that Cascade continues to maintain its well capitalized position," added Nelson.

Deposit Growth

“We continued to successfully grow our total checking account balances, which were up $13.6 million, or 8% on a sequential quarter basis and up $48.7 million, or 35% for the year,” said Nelson.  “Personal checking account balances grew by 76% or $44.0 million over the course of the year and business checking balances grew 6% or $4.7 million during the same time period.  The growth in checking balances resulted in a 27% increase in checking account fees in 2008 compared to 2007.  The reductions in money market account balances were primarily from the public sector and the termination of a sweep account agreement with a money center bank.  These outflows were offset by higher CD balances.”

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Cascade Financial – 4Q08 Results
January 27, 2009

The following table shows deposits in each category:  (12/31/08 compared to 9/30/08 and 12/31/07)

DEPOSITS ($ in 000's)	December 31, 2008	September 30, 2008	December 31, 2007	One Year Change
Personal checking accounts	$102,123	$90,772	$58,126	76%
Business checking accounts	84,720	82,485	80,064	6%
Total checking accounts	186,843	173,257	138,190	35%
Savings and MMDA	204,035	266,560	327,264	-38%
CDs	615,904	552,688	439,442	40%
Total deposits	$1,006,782	$992,505	$904,896	11%

Operating Results

Net interest income for the fourth quarter was $11.1 million, compared to $11.3 million for the fourth quarter of 2007.  Total other income increased 9% to $1.9 million for the quarter, compared to $1.7 million in the fourth quarter a year ago, as checking fees were 23% higher than the same quarter last year.  On a sequential quarter basis, decreased checking fees and lower FAS 159 fair value gains led to a decline in non-interest income.

Total other expense was $7.2 million in the fourth quarter of 2008, up just 3% from the same quarter last year.  Compensation expense was down 7% from the prior quarter due to substantially reduced bonus payments, and up just 5% for the year.

The efficiency ratio was 55.3% in the fourth quarter of 2008 compared to 53.5% in the same quarter a year ago, and 52.1% for 2008 compared to 52.4% for 2007.

For the full year, net interest income increased 6% to $45.9 million compared to $43.4 million in 2007.  Total other income increased 17% to $8.9 million in 2008 compared to $7.6 million in 2007, largely due to the increase in checking fees, which were up $1.0 million to $4.8 million for the year.  A $398,000 net gain on the sale of corporate debt from the securities portfolio augmented 2008 income compared to a $435,000 loss on the sale of securities and a $569,000 gain on the termination of advances during 2007.  Both the gains and losses in 2007 were primarily related to FAS 159 restructuring during the first half of 2007.  Income from Bank Owned Life Insurance (BOLI) grew as Cascade added $4.0 million of BOLI in December 2007, and transferred the majority of the existing policies to a new, higher yielding structure at the same time.

Total other expenses (excluding the OTTI charge) increased 7% to $28.5 million in 2008 compared to $26.7 million in 2007.  Total compensation costs were up $727,000.  Salary and bonus costs included in compensation expense were flat at $12.5 million in 2008 and 2007.  The primary cause of the increase in reported expense was a lower level of deferred fees associated with loan originations of $307,000.  Other operating expenses were up $1.1 million year over year with the largest increase due to FDIC insurance premiums of $633,000 and the costs associated with the new Burlington branch which opened in May 2008.

Net Interest Margin & Interest Rate Risk

Cascade’s net interest margin declined to 3.01% for the fourth quarter of 2008 compared to 3.38% for the fourth quarter a year ago.  “The income reversal associated with the placement of a net additional $24.6 million on non-accrual, as well as the175 basis point drop in the Fed funds rate, reduced our net interest margin during the fourth quarter,” said Johnson.  “Our yield on earning assets dropped 60 basis points compared to the previous quarter, and the cost of liabilities decreased by 11 basis points.”

The net interest margin was 3.52% in the third quarter of 2008.  “Approximately 31 basis points of the 3.52% margin in the third quarter was due to the recapture of interest on nonperforming loans that were paid off during the quarter, which provided approximately $1.0 million in additional interest income,” added Johnson.  For the full year, the net interest margin was 3.20% compared to 3.34% in 2007.

	4Q08	3Q08	2Q08	1Q08	4Q07	3Q07	2Q07	1Q07	4Q06
Asset yield	6.07%	6.67%	6.31%	6.62%	7.20%	7.29%	7.30%	7.17%	7.03%
Liability cost	3.33%	3.44%	3.51%	4.03%	4.32%	4.42%	4.39%	4.38%	4.26%

Spread	2.74%	3.23%	2.80%	2.59%	2.88%	2.87%	2.91%	2.79%	2.77%
Margin	3.01%	3.52%	3.17%	3.02%	3.38%	3.37%	3.37%	3.26%	3.23%

Cascade Financial – 4Q08 Results
January 27, 2009

Conference Call

Cascade’s management team will host a conference call on Wednesday, January 28, 2009, at 11:00 a.m. PST (2:00 p.m. EST).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (800) 218-0204 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11123778#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington.

In September 2008, President and CEO Carol K. Nelson was named to U.S. Banker magazine’s list of “25 Women to Watch” in its annual ranking of the 25 Most Powerful Women in Banking and Finance.  In June 2008, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.  In January 2008, Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include return on tangible equity and tangible book value per share, efficiency ratio and earnings per share before OTTI.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements
Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Reform Act.  CASB’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption of CASB of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CASB’s results.  These statements are representative only on the date hereof, and CASB undertakes no obligation to update any forward-looking statements made.

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Cascade Financial – 4Q08 Results
January 27, 2009

BALANCE SHEET
(Dollars in thousands except per share amounts)	December 31, 2008	September 30, 2008	Three Month Change	December 31, 2007	One Year Change
(Unaudited)
ASSETS
Cash and due from banks	$11,859	$12,822	-8%	$12,911	-8%
Interest-bearing deposits/Fed funds sold	41,607	611	6710%	1,619	2470%

Securities available-for-sale	123,678	102,313	21%	82,860	49%
Securities held-to-maturity	120,594	140,615	-14%	137,238	-12%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0%	11,920	0%
Total securities	256,192	254,848	1%	232,018	10%
Loans
Business	485,060	473,213	3%	468,453	4%
R/E construction	406,505	403,569	1%	381,810	6%
Commercial R/E	122,951	119,787	3%	120,421	2%
Multifamily	86,864	74,535	17%	11,397	662%
Home equity/consumer	30,772	29,659	4%	27,688	11%
Residential	126,089	112,283	12%	98,384	28%
Total loans	1,258,241	1,213,046	4%	1,108,153	14%
Deferred loan fees	(3,069)	(3,248)	-6%	(3,724)	-18%
Allowance for loan losses	(16,439)	(14,531)	13%	(11,653)	41%
Loans, net	1,238,733	1,195,267	4%	1,092,776	13%
REO and other repossessed assets	1,446	1,446	0%	-	NM
Premises and equipment	15,463	15,676	-1%	14,160	9%
Bank owned life insurance	23,638	23,388	1%	22,658	4%
Deferred tax asset	9,828	8,437	16%	1,574	524%
Other assets	13,475	14,173	-5%	14,653	-8%
Goodwill	24,585	24,585	0%	24,585	0%
Core deposit intangible, net	493	529	-7%	634	-22%
Total assets	$1,637,319	$1,551,782	6%	$1,417,588	16%

LIABILITIES AND EQUITY
Liabilities:
Deposits
Personal checking accounts	$102,123	$90,772	13%	$58,126	76%
Business checking accounts	84,720	82,485	3%	80,064	6%
Total checking accounts	186,843	173,257	8%	138,190	35%
Savings and money market accounts	204,035	266,560	-23%	327,264	-38%
Certificates of deposit	615,904	552,688	11%	439,442	40%
Total deposits	1,006,782	992,505	1%	904,896	11%
FHLB advances	249,000	255,000	-2%	231,000	8%
Federal Reserve borrowings	40,000	30,000	33%	-	NM
Securities sold under agreement to repurchase	146,390	120,983	21%	120,625	21%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	15,465	0%
Jr. Sub. Deb. (Trust Preferred Securities), at fair value	10,510	10,535	0%	11,422	-8%
Other liabilities	9,050	8,194	10%	12,084	-25%
Total liabilities	1,477,197	1,432,682	3%	1,295,492	14%

Equity:
Senior preferred stock	36,616	-	NM	-	NM

Common stockholders' equity:
Common stock and paid in capital	40,901	40,857	0%	40,442	1%
Retained earnings	80,876	79,753	1%	82,169	-2%
Warrants issued to US Treasury	2,389	-	NM	-	NM
Accumulated other comprehensive loss, net	(660)	(1,510)	-56%	(515)	28%
Total common stockholders' equity	123,506	119,100	4%	122,096	1%
Total equity	160,122	119,100	34%	122,096	31%
Total liabilities and equity	$1,637,319	$1,551,782	6%	$1,417,588	16%

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Cascade Financial – 4Q08 Results
January 27, 2009

INCOME STATEMENT
(Dollars in thousands except per share amounts) (Unaudited)	Quarter Ended December 31, 2008	Quarter Ended September 30, 2008	Three Month Change	Quarter Ended December 31, 2007	One Year Change
Interest income	$22,419	$24,345	-8%	$24,137	-7%
Interest expense	11,291	11,508	-2%	12,820	-12%
Net interest income	11,128	12,837	-13%	11,317	-2%
Provision for loan losses	2,400	1,250	92%	500	380%
Net interest income after provision for loan losses	8,728	11,587	-25%	10,817	-19%
Other income
Checking fees	1,208	1,328	-9%	980	23%
Service fees	266	280	-5%	267	0%
Bank owned life insurance	266	271	-2%	205	30%
Gain/(loss) on sale of securities	2	(87)	NM	(4)	NM
Gain on sale of loans	9	36	-75%	32	-72%
Fair value gains	25	389	-94%	147	-83%
Other	114	106	8%	112	2%
Total other income	1,890	2,323	-19%	1,739	9%

Total income	10,618	13,910	-24%	12,556	-15%

Compensation expense	3,505	3,789	-7%	3,571	-2%
Other operating expenses	3,688	3,373	9%	3,416	8%
OTTI charge	-	17,338	NM	-	NM
Total other expense	7,193	24,500	-71%	6,987	3%

Net income before provision (benefit) for income tax	3,425	(10,590)	NM	5,569	-38%

Provision (benefit) for income tax	964	(3,971)	NM	1,557	-38%

Net income (loss)	$2,461	$(6,619)	NM	$4,012	-39%

Dividends/senior preferred stock	$216	$-	NM	$-	NM

Income available for common stock holders	$2,245	$(6,619)	NM	$4,012	-44%

EARNINGS (LOSS) PER SHARE INFORMATION

Earnings (loss) per share, basic	$0.19	$(0.55)	NM	$0.33	-44%
Earnings (loss) per share, diluted	$0.19	$(0.55)	NM	$0.33	-44%

Weighted average number of shares outstanding
Basic	12,071,032	12,059,480		12,023,685
Diluted	12,119,401	12,140,168		12,218,248

	Quarter Ended	Quarter Ended		Quarter Ended
PERFORMANCE MEASURES AND RATIOS	December 31, 2008	September 30, 2008		December 31, 2007
Return on average common equity	7.33%	-20.58%		13.11%
Return on average tangible common equity	9.22%	-25.75%		16.70%
Return on average assets	0.62%	-1.69%		1.14%
Efficiency ratio*	55.25%	47.24%		53.52%
Net interest margin	3.01%	3.52%		3.38%
*Excludes OTTI charge

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Cascade Financial – 4Q08 Results
January 27, 2009

INCOME STATEMENT	Year Ended		One Year
(Dollars in thousands except per share amounts)	December 31, 2008	December 31, 2007	Change
(Unaudited)
Interest income	$92,571	$93,935	-1%
Interest expense	46,686	50,540	-8%
Net interest income	45,885	43,395	6%
Provision for loan losses	7,240	1,350	436%
Net interest income after provision for loan losses	38,645	42,045	-8%
Other income
Checking fees	4,848	3,820	27%
Service fees	1,092	1,059	3%
Bank owned life insurance	1,056	803	32%
Gain/(loss) on sale of securities	398	(435)	NM
Gain on sale of loans	128	199	-36%
Fair value gains	912	1,081	-16%
Gain on FHLB advances	-	569	NM
(Loss)gain on sale of real estate	(3)	-	NM
Other	453	470	-4%
Total other income	8,884	7,566	17%

Total income	47,529	49,611	-4%

Compensation expense	14,544	13,817	5%
Other operating expenses	13,996	12,865	9%
OTTI charge	17,338	-	NM
Total other expense	45,878	26,682	72%

Net income before (benefit) provision for income tax	1,651	22,929	-93%

(Benefit) provision for income tax	(439)	7,383	NM

Net income	$2,090	$15,546	-87%

Dividends/senior preferred stock	$216	$-	NM

Income available for common stock holders	$1,874	$15,546	-88%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.16	$1.29	-88%
Earnings per share, diluted	$0.15	$1.27	-88%

Weighted average number of shares outstanding
Basic	12,053,084	12,047,792
Diluted	12,159,174	12,284,854

	Year Ended
PERFORMANCE MEASURES AND RATIOS	December 31, 2008	December 31, 2007
Return on average common equity	1.49%	13.23%
Return on average tangible common equity	1.87%	16.88%
Return on average assets	0.14%	1.13%
Efficiency ratio*	52.11%	52.36%
Net interest margin	3.20%	3.34%
*Excludes OTTI charge

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Cascade Financial – 4Q08 Results
January 27, 2009

(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended			Year Ended
AVERAGE BALANCES	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Average assets	$1,580,279	$1,556,771	$1,401,036	$1,534,458	$1,370,309
Average earning assets	1,469,312	1,452,526	1,330,129	1,435,055	1,297,462
Average total loans	1,226,143	1,201,676	1,095,490	1,183,072	1,046,093
Average deposits	979,591	988,905	896,043	966,316	881,136
Average equity (including sr preferred stock)	137,164	127,936	121,359	129,083	117,534
Average common equity (excluding sr preferred stock)	122,513	127,936	121,359	125,400	117,534
Average tangible common equity (excluding sr preferred stock)	97,416	102,804	96,122	100,251	92,095

ASSET QUALITY	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Nonperforming loans (NPLs)	$40,278	$15,697	$1,523
Nonperforming loans/total loans	3.20%	1.29%	0.14%
Real estate/repossessed assets owned	$1,446	$1,446	$-
Nonperforming assets	$41,724	$17,143	$1,523
Nonperforming assets/total assets	2.55%	1.10%	0.11%
Net loan charge-offs in the quarter	$506	$43	$99
Net charge-offs in the quarter/total loans	0.04%	0.00%	0.01%

Allowance for loan losses	$16,439	$14,531	$11,653
Plus: Allowance for off-balance sheet commitments	93	107	142
Total allowance for loan losses	$16,532	$14,638	$11,795
Total allowance for loan losses/total loans	1.31%	1.21%	1.06%
Total allowance for loan losses/nonperforming loans	41%	93%	774%

EQUITY ANALYSIS	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007
Total equity	$160,122	$119,100	$122,096
Less: senior preferred stock	36,616	-	-
Total common equity	123,506	119,100	122,096
Less: goodwill and intangibles	25,078	25,114	25,219
Tangible common equity	$98,428	$93,986	$96,877

Common stock outstanding	12,071,032	12,071,032	12,023,685
Book value per common share	$10.23	$9.87	$10.15
Tangible book value per common share	$8.15	$7.79	$8.06

Capital/asset ratio (inc. jr. sub deb)	11.31%	9.29%	10.38%
Capital/asset ratio (Tier 1, inc. jr. sub deb)	10.30%	7.87%	8.90%
Tangible cap/asset ratio (ex. jr. sub deb and pref. stock)	6.01%	6.16%	7.04%
Risk based capital/risk weighted asset ratio	13.26%	10.40%	10.80%

	Quarter Ended			Year Ended
INTEREST SPREAD ANALYSIS	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Yield on total loans	6.16%	6.82%	7.64%	6.59%	7.80%
Yield on investments	5.35%	5.38%	5.15%	5.51%	4.89%
Yield on earning assets	6.07%	6.67%	7.20%	6.45%	7.24%

Cost of deposits	2.53%	2.59%	3.91%	2.82%	4.00%
Cost of FHLB advances	4.18%	4.30%	4.38%	4.26%	4.53%
Cost of Federal Reserve borrowings	1.08%	2.37%	0.00%	1.92%	0.00%
Cost of securities sold under agreement to repurchase	5.01%	5.32%	3.25%	4.80%	2.75%
Cost of jr. sub. debentures	8.12%	8.00%	7.80%	8.02%	7.77%
Cost of interest-bearing liabilities	3.33%	3.44%	4.32%	3.57%	4.38%

Net interest spread	2.74%	3.23%	2.88%	2.88%	2.86%
Net interest margin	3.01%	3.52%	3.38%	3.20%	3.34%

Note:  Transmitted on Globe Newswire at 1:00 p.m. PST on January 27, 2009.